Exhibit 10.3

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (“Agreement”) is made and entered into by and between TPG Pace Energy Holdings Corp., a Delaware corporation (“PubCo”), and EnerVest, Ltd., a Texas limited partnership (“EnerVest”), effective as of July 31, 2018 (the “Closing Date”). PubCo and EnerVest may be referred to herein each as a “Party” and together as the “Parties.”

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo and EnerVest are causing the consummation of the transactions contemplated by (i) that certain Contribution and Merger Agreement dated March 20, 2018 by and among EnerVest Energy Institutional Fund XIV-A, L.P., a Delaware limited partnership (“EV XIV-A”), EnerVest Energy Institutional Fund XIV-WIC, L.P., a Delaware limited partnership (“EV XIV-WIC”), EnerVest Energy Institutional Fund XIV-2A, L.P., a Delaware limited partnership (“EV XIV-2A”), EnerVest Energy Institutional Fund XIV-3A, L.P., a Delaware limited partnership (“EV XIV-3A”), EnerVest Institutional Fund XIV-C, L.P., a Delaware limited partnership (“EV XIV-C”), TPG Pace Energy Parent LLC, a Delaware limited liability company (the “Company”), and PubCo (the “Contribution Agreement”); (ii) that certain Membership Interest Purchase Agreement dated March 20, 2018 by and among EV XIV-A, EV XIV-C, EV XIV-WIC, and the Company; and (iii) that certain Purchase and Sale Agreement dated March 20, 2018 by and among EnerVest Energy Institutional Fund XI-A, L.P., a Delaware limited partnership (“EV XI-A”), EnerVest Energy Institutional Fund XI-WI, L.P., a Delaware limited partnership (“EV XI-WI”), EnerVest Holding, L.P., a Texas limited partnership (“EV Holding”), EnerVest Wachovia Co-Investment Partnership, L.P., a Delaware limited partnership (the “Co-Invest Seller” and, together with EV XIV-A, EV XIV-WIC, EV XIV-2A, EV XIV-3A, EV XIV-C, EV XI-A, EV XI-WI, and EV Holding, each individually a “Seller” and, collectively, the “Sellers”), and the Company (the agreements set forth above in clauses (i)-(iii), collectively, the “Acquisition Agreements”), pursuant to which PubCo will acquire (directly or indirectly) certain oil and gas assets from the Sellers and the business interests and goodwill associated with such oil and gas assets (the “Assets”);

WHEREAS, EnerVest is the owner, directly or indirectly, of the general partner of each Seller and is causing Sellers to enter into the applicable Acquisition Agreements;

WHEREAS, as a result of the transactions contemplated by the Acquisition Agreements, EnerVest shall receive, directly or indirectly, valuable consideration and EnerVest will benefit materially from the transactions contemplated by the Acquisition Agreements, including the consideration payable to EnerVest Operating, L.L.C. (“EVOC”), an Affiliate of EnerVest, in exchange for EVOC providing certain contract operating services to PubCo and TPG Pace Energy Operating LLC in respect of the Assets following the closing of the transactions contemplated by the Acquisition Agreements pursuant to a Services Agreement the Closing Date (the “Services Agreement”);

WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Acquisition Agreements and the receipt of certain other consideration by EnerVest pursuant to Section 4 hereof; and

WHEREAS, as a material inducement and express incentive for PubCo to enter into and/or cause Company to enter into the Acquisition Agreements and the agreements set forth in Section 4 hereof, and in order to protect PubCo’s legitimate business interests, including the value that it is receiving through the Acquisition Agreements and the Services Agreement, the goodwill that it has and that EnerVest is causing to be conveyed through the Acquisition Agreements, and other legitimate business interests, the Parties desire to enter into this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, and other good and valuable consideration, the Parties agree as follows:

1.    Non-Competition.

(a)    In consideration of, and as a material inducement to, PubCo entering and/or causing the Company to enter into the Acquisition Agreements and the agreements set forth in Section 4 hereof, and to satisfy a condition to the closing of the transactions contemplated by each of the Acquisition Agreements and the issuance contemplated by Section 4 hereof, EnerVest voluntarily agrees to the covenants set forth in this Agreement. EnerVest agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects and not oppressive, will not cause EnerVest or the Restricted Persons undue hardship, and are necessary to prevent unfair competition and to protect the goodwill, value and substantial legitimate business interests associated with the assets and business purchased by PubCo and that EnerVest and the Restricted Persons are causing to be conveyed pursuant to the Acquisition Agreements.

(b)    EnerVest agrees that, during the Prohibited Period, EnerVest shall not, and EnerVest shall cause the Restricted Persons to not (in each case, other than with PubCo’s written consent), directly or indirectly, for EnerVest or any Restricted Person or on behalf of or in conjunction with any other Person:

(i)    engage in or participate in the Business within the Market Area;

(ii)    own, manage, operate, become a partner, manager, member, or officer of, or loan money to, any Person engaged in, or, to EnerVest’s knowledge, planning to engage in, the Business in the Market Area; or

(iii)    appropriate any Business Opportunity of, or relating to, PubCo or any of its direct or indirect subsidiaries located in the Market Area;

provided that the foregoing clauses (i) - (iii) shall not prohibit (y) (A) EnerVest or a Restricted Person from engaging in Business to the extent applicable to its ownership of those Oil and Gas Interests described on Exhibit A owned by any such Person as of the Closing Date, (B) any EV Person from engaging in Business to the extent applicable to its ownership of any Subject Interests acquired by it pursuant to Section 2, (C) EVOC from performing its obligations under the Services Agreement, or (D) EnerVest or a Restricted Person from forming a joint venture or other similar partnership or any other arrangement with any Person with respect to activities outside the Market Area (including if such Person is engaged in the Business in the Market Area so long as such joint venture, partnership or other arrangement does not relate to or include Business in the Market Area) and (z) EnerVest or a Restricted Person from making a Permitted Acquisition.

(c)    Because of the difficulty of measuring economic losses to PubCo and its direct and indirect subsidiaries as a result of a breach or threatened breach of the covenants set forth in this Agreement, and because of the immediate and irreparable damage that would be caused to PubCo and its direct and indirect subsidiaries for which they would have no other adequate remedy, PubCo and each of its direct and indirect subsidiaries shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be PubCo’s or any of its direct and indirect subsidiaries’ exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to PubCo and each of its direct and indirect subsidiaries (whether arising under contract, at law or in equity).

(d)    EnerVest acknowledges and agrees that the covenants contained in this Section 1 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and wide geographic scope of the business and assets acquired (directly or indirectly) by PubCo pursuant to the Acquisition Agreements, which such business is engaged throughout the Market Area; (ii) EnerVest’s and the Restricted Persons level of control over and contact with the business and assets conveyed through the Acquisition Agreements, and association with the goodwill of such business and assets; (iii) EnerVest’s and the Restricted Persons’ knowledge of the confidential and proprietary information associated with the business and assets conveyed through the Acquisition Agreements, which information would inevitably be disclosed if EnerVest or any Restricted Person were to violate any of the provisions of this Section 1; and (iv) the consideration that EnerVest and the Restricted Persons are directly and indirectly receiving in connection with the transactions contemplated by the Acquisition Agreements, the Services Agreement and Section 4 hereof and the goodwill and confidential and proprietary information that EnerVest and the Restricted Persons are causing to be conveyed and for which PubCo is paying pursuant to the Acquisition Agreements.

2.    EnerVest Acquisition Right.

(a)    Acquisition Right. The provisions of this Section 2 shall apply (i) with respect to the Fund XIV Members, from the Closing Date through the earlier of (x) the second anniversary of the Closing Date and (y) the date the Fund XIV Members elect to terminate the rights set forth in this Section 2 with respect to the Fund XIV Members by delivering written notice of such election to PubCo (such earlier date, the “Trigger Date”) and (ii) with respect to the EV Persons (other than the Fund XIV Members), during the Prohibited Period but commencing only after the date EnerVest has delivered written notice to PubCo that EnerVest is electing to invoke the provisions of this Section 2 and subject to Section 2(a)(ii) (which written notice shall not be delivered by EnerVest at any point prior to the Trigger Date). As used in this Section 2, “Eligible Persons” shall mean (i) prior to the Trigger Date, any Fund XIV Member and (ii) following the Trigger Date, any EV Person (other than the Fund XIV Members).

(i)    Subject to the remaining terms and conditions of this Section 2, if, during the Prohibited Period, PubCo, the Company or any of their respective Wholly-Owned Subsidiaries (collectively, the “PubCo Persons”), directly or indirectly acquires from a Third Party pursuant to a Qualifying Transaction (1) Oil and Gas Interests and related assets (other than Midstream Interests) within the Market Area and/or (2) Midstream Interests substantially all of which are within the footprint of the Market Area (the “Subject Interests”), then, promptly following the consummation of such acquisition, PubCo will provide written notice to EnerVest of such acquisition and copies of any material definitive agreements pertaining to such acquisition (each an “Acquisition Notice”); provided that PubCo, at its option, may provide an Acquisition Notice to EnerVest after executing definitive agreements for any such acquisition (and prior to the consummation of a proposed acquisition), in which case the Eligible Persons’ right to acquire the EV Participating Interest Share in the applicable Subject Interests shall be contingent on the consummation of such acquisition by the applicable PubCo Person. The Eligible Persons will have the option to acquire the EV Participating Interest Share in all (but not less than all) of the Subject Interests on the same terms and conditions on which the PubCo Person acquired (or will acquire) the Subject Interests (including assumption of a pro rata allocation of liabilities and obligations associated with such Subject Interests so acquired by such Eligible Persons commensurate with the EV Participating Interest Share) by EnerVest providing written notice of such election to PubCo within 30 days after any Acquisition Notice is delivered to EnerVest. In making such election, (x) EnerVest shall elect the EV Percentage for such Subject Interests and (y) EnerVest shall designate the Eligible Person(s) exercising the rights set forth in this Section 2 with respect to the EV Participating Interest Share in the Subject Interests covered by any Acquisition Notice. If EnerVest fails to timely exercise the option set forth in this Section 2 on behalf of any Eligible Person, within such 30-day period, it shall be deemed to have made an election on behalf of the Eligible Persons not to participate in the acquisition. The applicable PubCo Person shall have the right to acquire or retain (as applicable) all (and no Eligible Person or other Affiliate of EnerVest shall have rights under this Agreement to acquire, or to designate any other EV Person to acquire, any) Oil and Gas Interests and related assets (other than certain Midstream Interests contemplated by the definition of Subject Interests) located outside of the Market Area and all liabilities and obligations associated therewith. For the avoidance of doubt, each Prohibited EV Person shall be prohibited from directly or indirectly acquiring an interest in, or otherwise financing the acquisition of (including as a limited partner), the EV Participating Interest Share in any Subject Interests.

(ii)    If, after the Trigger Date, EnerVest elects (or is deemed to have elected) on behalf of any Eligible Person not to participate in an acquisition of Subject Interests in accordance with Section 2(a)(i), then, subject to the consummation by the relevant PubCo Persons of such acquisition but effective as of the date of such election or deemed election by EnerVest, (x) EnerVest and its Affiliates (including the applicable Eligible Persons) shall have no rights under this Agreement to acquire any interest in the Subject Interests that were subject to such election and (y) for a period of six months from and after the date of such election (or deemed election), the Eligible Persons shall have no further rights to participate in an acquisition of Subject Interests in accordance with Section 2(a)(i), and PubCo shall have no further obligations under this Section 2 with respect to any future Subject Interests for which any PubCo Person acquires or enters into a definitive agreement to acquire during such six month period; provided, however, this clause (y) shall not apply to any such acquisition prior to the Trigger Date. For clarity, after expiration of such six month period, the Eligible Persons shall again have the rights to acquire Oil and Gas Interests as described in this Section 2 (but subject to the other terms and conditions of this Agreement).

(iii)    If EnerVest properly elects on behalf of any Eligible Person to participate in any acquisition of any Subject Interests in accordance with Section 2(a)(i), then within 15 days after PubCo receives written notice of such election, the applicable parties shall take the following actions (with each such action to be a condition precedent to the other and deemed to have occurred simultaneously):

(A)    The applicable Eligible Person(s) shall tender to the applicable PubCo Person the EV Participating Interest Share of all Acquisition Costs paid or incurred in the acquisition of the applicable Subject Interests; provided that the applicable Eligible Person(s) shall be entitled to recover the EV Participating Interest Share of all purchase price adjustments, damages, title defect amounts and other amounts recovered by such PubCo Person from the applicable Third Party in connection with such acquisition (after taking into account any reasonable Third Party costs incurred by such PubCo Person to recover any such amounts);

(B)    The applicable PubCo Person shall deliver to the applicable Eligible Person(s) an individual assignment of the EV Participating Interest Share of such Subject Interests, using the form of assignment attached hereto as Exhibit B providing that, except for the PubCo Person’s special warranty of title set forth therein as to claims by Third Parties made by, through or under the applicable PubCo Person, but not otherwise, the PubCo Person will make no further warranties, express or implied, to the applicable EV Person and the applicable EV Person shall assume its pro rata allocation of the liabilities and obligations associated with the Subject Interests so acquired commensurate with the EV Participating Interest Share. The applicable EV Person shall be assigned and subrogated to all warranties of title which the applicable PubCo Person may have from its predecessors in interest insofar as the same relates to the EV Participating Interest Share of such Subject Interests to the extent such warranties may legally be assigned. The applicable Eligible Person(s) will be responsible for and will pay the costs of recording its assignment in the real property records of the appropriate county(ies); and

(C)    The applicable Eligible Person(s) and the applicable PubCo Person will execute and deliver a joint operating agreement consistent with the terms and conditions described on Exhibit C attached hereto covering the Subject Interests (each, a “JOA”) (or, at PubCo’s election, amend the “Contract Area” of any existing JOA to include the Subject Interests), which JOA shall, among other things, name PubCo (or its designee) as operator of the Subject Interests;

provided, however, that with respect to any such acquisition that has not been consummated by the applicable PubCo Person at the time EnerVest properly makes an election on behalf of any Eligible Person to participate in accordance with Section 2(a)(i), EnerVest and the applicable PubCo Person shall each use commercially reasonable efforts to (1) assign to the applicable Eligible Person(s) its EV Participating Interest Share of the definitive agreements for such transaction so that each such Eligible Person can directly acquire its EV Participating Interest Share of the applicable Subject Interests at the closing of such transaction or (2) make arrangements so that each such Eligible Person’s EV Participating Interest Share of the applicable Subject Interests is transferred by the PubCo Person concurrently with the consummation of such underlying transaction and each such Eligible Person pays its EV Participating Interest Share of the Acquisition Costs for such interest to the applicable Third Party seller at the consummation of such transactions.

(b)    Allocation of Acquisition Costs. If a PubCo Person acquires from a Third Party Oil and Gas Interests (other than Midstream Interests) that are located both within and outside the footprint of the Market Area (and such acquisition is otherwise subject to the provisions of Section 2(a)) (the “Package Assets”), the Acquisition Costs attributable to the portion of such Package Assets that are located within the footprint of the Market Area (the “Market Area Footprint Portion of the Package Assets”) shall be deemed to equal (1) 100% of the Acquisition Costs incurred by the applicable PubCo Person with respect to such Package Assets multiplied by (2) a fraction (x) the numerator of which is the aggregate value allocated to the Market Area Footprint Portion of the Package Assets in, or in connection with, the applicable acquisition agreement between the PubCo Person and the Third Party, which shall be determined in accordance with the allocation methodology set forth in the definitive agreements for such transaction (as long as such allocations are reasonable and made in good faith), and (y) the denominator of which is the total consideration paid for the Package Assets in such acquisition agreement.

(c)    EV Participating Interest Share. The “EV Participating Interest Share” in respect of any Subject Interests shall mean an undivided interest in the applicable Subject Interests equal to (i) the EV Percentage elected by EnerVest on behalf of the applicable Eligible Person(s) in accordance with Section 2(a)(i) for such Subject Interests multiplied by (ii) a fraction, the numerator of which is the value of the cash portion of the Acquisition Costs paid or payable by the applicable PubCo Person for such Subject Interests (after giving effect to Section 2(b)) and the denominator of which is the aggregate value of the cash and aggregate Fair Market Value of non-cash Acquisition Costs paid or payable by the applicable PubCo Person for such Subject Interests (after giving effect to Section 2(b)). For example, if in a Qualifying Transaction a PubCo Person acquires Oil and Gas Interests located entirely within the Market Area (A) the Acquisition Costs therefor have an aggregate cash value and non-cash Fair Market Value of $100,000,000, (B) the cash portion of such Acquisition Costs is equal to $75,000,000 and (C) EnerVest on behalf of the applicable Eligible Person(s) has elected a 10% EV Percentage in accordance with Section 2(a)(i), then the EV Participating Interest Share will be an undivided 7.5% in the applicable Subject Interests (or, (x) 10% multiplied by (y) $75,000,000 divided by $100,000,000).

(d)    Exclusions. Notwithstanding anything herein to the contrary, the provisions of Section 2(a) shall not apply to, and no PubCo Person shall be required to provide an Acquisition Notice for, or otherwise offer to EnerVest or any of its Affiliates, any Oil and Gas Interests:

(i)    that are acquired or to be acquired pursuant to any transaction that is not a Qualifying Transaction;

(ii)    that any PubCo Person is required to convey to any Third Party pursuant to any area of mutual interest provision, preferential purchase right or other contractual obligation to the extent of such Third Party’s share of such Oil and Gas Interests pursuant to such provision, right, or obligation; or

(iii)    acquired by a PubCo Person pursuant to Section 3.

(e)    Limitations. The PubCo Persons may not undertake a purchase of, or otherwise consummate a transaction with respect to, any Subject Interests if the primary purpose of the same is the avoidance of this Section 2.

3.    Right of First Offer.

(a)    If any EV Person (each such Person, a “Transferor”) desires to Transfer to any Person other than an EV Person all or any portion of the Transferor’s interest in the EnerVest Interests, the Transferor shall promptly give to PubCo written notice (“ROFO Notice”) stating the Transferor’s desire to effect such Transfer and identifying the EnerVest Interest to be Transferred (the “Offered Interest”). The date that the ROFO Notice is received by PubCo is referred to as the “ROFO Notice Date.”

(b)    PubCo shall have 30 days after the ROFO Notice Date (such 30th day, the “ROFO Expiration Date”) to make an offer to purchase the Offered Interest, during which time EnerVest shall, and shall cause the applicable Restricted Person to, reasonably cooperate with and make available information to PubCo in respect of the Offered Interest. If PubCo desires to make an offer to purchase the Offered Interest, it shall deliver a written notice (the “ROFO Offer”) to the Transferor on or prior to the ROFO Expiration Date, which ROFO Offer shall set forth the price at which PubCo would agree to buy all, but not less than all, the Offered Interest (the “ROFO Offer Price”) and any other material terms. PubCo shall have the right to acquire the Offered Interest either directly or indirectly through any PubCo Person.

(c)    Within 10 days after the Transferor receives the ROFO Offer, the Transferor shall deliver a written notice to PubCo of the Transferor’s election to accept or refuse such ROFO Offer. If the Transferor makes an election to accept the ROFO Offer, then such parties shall thereafter for a period of 60 days negotiate and cooperate in good faith to consummate the Transfer of the Offered Interest by the Restricted Person to the applicable PubCo Person. If such parties do not effect such Transfer within such 60-day period, the Transfer of the Offered Interest shall again become subject to the provisions of this Section 3.

(d)    If PubCo shall not have elected to deliver a ROFO Offer prior to the ROFO Expiration Date, or if the Transferor shall not have elected to accept the ROFO Offer, then the Transferor may Transfer all but not less than all of the Offered Interest (a “Released Interest”) at any time within 180 days following the ROFO Expiration Date. Any such Transfer shall not be at a price that is less than 102% of the ROFO Offer Price and shall be on terms no more favorable in the aggregate to the Third Party than those specified in the ROFO Offer. If the Transferor does not effect such Transfer within such 180-day period, the Transfer of the Offered Interest shall again become subject to the provisions of this Section 3.

(e)    A proposed Transferor may not undertake a Transfer of, or otherwise consummate a transaction with respect to, its interests in the EnerVest Interests if the primary purpose of the same is the avoidance of this Section 3.

(f)    Contemporaneously with the execution and delivery of this Agreement, the Parties have executed, acknowledge and delivered to each other a memorandum of agreement in the form attached as Exhibit E in sufficient counterparts for recording in the real property records in the counties covered by the Market Area; provided, that the obligations of this Agreement shall no longer apply to any Released Interest that has been Transferred within the 180-day period referenced in Section 3(d).

4.    Stock Issuance.

(a)    PubCo has authorized the issuance of 4,000,000 shares of PubCo’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), issuable pursuant to this Agreement.

(b)    Subject to Section 8, solely in the event that, at any time prior to the fourth anniversary of the Closing Date, the Closing Sale Price of the Class A Common Stock equals or exceeds $13.50 for at least 10 Trading Days in any consecutive 20-Trading Day period (the “First Condition”), PubCo shall, at and by the direction of EnerVest, subject to Section 4(i), issue to EnerVest Employee Services, LLC (“EES”), a wholly owned subsidiary of EnerVest, 2,000,000 shares of Class A Common Stock via book entry issuance bearing customary legends noting that such securities constitute restricted securities under the Securities Act of 1933, as amended (the “Securities Act”) on the later to occur of (i) the two and one-half year anniversary of the Closing Date and (ii) the date on which the First Condition is satisfied.

(c)    Subject to Section 8, solely in the event that, at any time prior to the fourth anniversary of the Closing Date, the Closing Sale Price of the Class A Common Stock equals or exceeds $14.50 for at least 10 Trading Days in any consecutive 20-Trading Day period (the “Second Condition”), PubCo shall, at and by the direction of EnerVest, subject to Section 4(i), issue to EES 2,000,000 shares of Class A Common Stock on the fourth anniversary of the Closing Date via book entry issuance bearing customary legends noting that such securities constitute restricted securities under the Securities Act.

(d)    To the extent the First Condition or the Second Condition is not satisfied, EnerVest’s rights with respect to the applicable shares of Class A Common Stock shall terminate in all respects and PubCo shall have no further obligations pursuant to this Agreement with respect to such shares of Class A Common Stock but the other provisions of this Agreement will remain in full force and effect.

(e)    EnerVest hereby represents and warrants to and agrees with PubCo on and as of the Closing Date and the date of any issuance of Class A Common Stock contemplated by this Section 4 that EnerVest is an “accredited investor”, as such term is defined in Regulation D of the Securities Act and will acquire the Class A Common Stock contemplated hereby for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act and the rules and regulations thereunder, any state blue sky laws or any other securities laws.

(f)    EnerVest acknowledges and agrees that the shares of Class A Common Stock issued hereunder (including to EES) shall be subject in all respects to the terms and conditions of that certain Stockholder Agreement dated the Closing Date (the “Stockholder Agreement”) if, at the time of any such issuance, EnerVest or any of its Affiliates is a Stockholder (as defined in the Stockholder Agreement) under the Stockholder Agreement; provided, however, any Class A Common Stock issued hereunder that is subsequently conveyed to any employee of EnerVest or any of its Affiliates (other than John Walker) shall not be subject to the Stockholder Agreement.

(g)    The number of shares of Class A Common Stock issuable pursuant to this Section 4 and the price thresholds set forth herein shall be reasonably adjusted by the Board of Directors of PubCo in good faith to take into account the effect of any stock split, stock dividend, reverse stock split, reclassification, recapitalization, merger, business combination or other similar transaction or event.

(h)    The Parties acknowledge and agree that (i) the issuance of the Class A Common Stock contemplated in this Section 4 may serve, in part, as an incentive for certain employees and service providers of EnerVest and its Affiliates who will be providing services, directly or indirectly, to PubCo with respect to the Assets (“Service Providers”), and (ii) in such event, such Service Providers will be subject to and beneficiaries of the applicable provisions of this Agreement, including the non-competition provisions set forth in Section 1. In connection with the foregoing, EnerVest, with the approval of PubCo (such approval not to be unreasonably withheld, conditioned, or delayed), may designate by written election that all or any portion of the Class A Common Stock contemplated hereunder will, solely to the extent that the Company receives an opinion of counsel or other evidence reasonably satisfactory to the Company that an exemption from registration with respect to such issuance is available under the Securities Act, be issued directly to (A) one or more Service Providers, and/or (B) an employee benefit plan or separate special-purpose entity, in each case, established by EnerVest or John Walker for the benefit of Service Providers. Further, in the event EnerVest or any of its Affiliates issues any profits interest or other equity interests in EnerVest to employees of EnerVest or its Affiliates in accordance with applicable securities laws that entitle the holder thereof to any economic rights or benefits (or entitlements to cash distributions) with respect to the shares of Class A Common Stock issued hereunder, EnerVest and EES shall promptly provide the Company with a written description setting forth the recipients thereof and the terms and conditions of such profits interests or other equity interests.

(i)    As a condition to the issuance of shares to EES as contemplated by this Section 4, EES shall (i) represent and warrant to PubCo in writing that, on the date of any issuance of Class A Common Stock contemplated by this Section 4 that EES is an “accredited investor”, as such term is defined in Regulation D of the Securities Act and will acquire the Class A Common Stock contemplated hereby for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act and the rules and regulations thereunder, any state blue sky laws or any other securities laws and (ii) if, at the time of any such issuance, EnerVest or any of its Affiliates is a Stockholder (as defined in the Stockholder Agreement) under the Stockholder Agreement, agree to be bound in writing by the Stockholder Agreement.

5.    Tag-Along Right, Participation Right and Drag-Along Right.

(a)    Uniform Tag-Along Right.

(i)    If one or more PubCo Persons desire to directly (but not indirectly) Transfer, in a single or series of related transactions, any Oil and Gas Interests in which one or more EV Persons also owns (as permitted by this Agreement) a uniform undivided interest in the entirety of the Oil and Gas Interests (including in any applicable leases and wells) proposed to be Transferred by the PubCo Persons (the entirety of the interests owned by the PubCo Persons and the EV Persons in the applicable Oil and Gas Interests, the “Tag Interests”) to a ready, willing and able Third Party (a “Transferee”), then PubCo shall provide written notice to EnerVest describing the material terms and conditions of the Transferee’s offer (including the Transferee’s identity) (such notice, the “Tag Notice” and such proposed Transfer, the “Tag-Along Transfer”).

(ii)    The EV Persons shall have the right (a “Tag Right”), exercisable by delivery of notice to PubCo at any time within 20 days after receipt of the Tag Notice, to sell pursuant to such Tag-Along Transfer and upon the terms and conditions set forth in the Tag Notice, a pro rata portion of all of the EV Persons’ interest in the Tag Interests equal to the portion of the amount the PubCo Persons propose to sell of their share of the Tag Interests; provided, however, that if the proposed Transferee is unwilling to purchase all of the Tag Interests requested to be included by the exercising EV Persons and the Tag Interests held by the PubCo Persons subject to the Tag-Along Transfer, then the PubCo Persons and the EV Persons shall reduce the amount of Tag Interests that each otherwise would have sold so as to permit the PubCo Persons and the EV Persons to each sell a portion of the Tag Interests that the proposed Transferee is willing to purchase in the same pro rata portion that the PubCo Persons and the EV Persons proposed be sold to the Transferee (the “Tag Purchased Assets”). For clarity, in order for any EV Person to exercise the Tag Right as described in this Section 5(a)(ii), all EV Persons who own interests in the applicable Tag Interests must exercise the Tag Right with respect to all of such interests. The PubCo Persons and the EV Persons shall sell to the proposed Transferee all the Tag Interests proposed to be Transferred by the PubCo Persons and the EV Persons, or at the option of the proposed Transferee, the Tag Purchased Assets, upon the same terms and conditions, individually and in the aggregate (with such modifications as necessary to reflect the differing transferring parties and their interests in the applicable Tag Interests, including to reflect the Tag Purchased Assets if applicable), as those in the Tag-Along Transfer and the Tag Notice and at the time and place of the closing of the Tag-Along Transfer as provided for in the Tag Notice (subject to extension to the extent necessary to pursue any required regulatory approvals), or on such other terms and conditions and at such other time and place as the PubCo Persons, the EV Persons and the proposed Transferee shall agree in writing.

(iii)    Prior to the consummation of the Tag-Along Transfer, the applicable PubCo Persons may elect in their discretion to terminate the proposed sale of their interests in the Tag Interests in the Tag-Along Transfer (and shall not otherwise be deemed to owe any duty or responsibility to the EV Persons to proceed), in which case, the obligations under this Section 5(a) in respect of such Tag-Along Transfer shall cease.

(iv)    Upon request of the applicable PubCo Persons, the applicable EV Persons will enter into a customary confidentiality agreement with the PubCo Persons pursuant to which the EV Persons will agree to keep all information provided by the PubCo Persons or any of their representatives or Affiliates to such EV Persons related to the proposed Transfer (including the existence of such proposed Transfer) confidential.

(b)    Participation Right. If one or more PubCo Persons desire to Transfer, in a single or series of related transactions, any Oil and Gas Interests in which one or more EV Persons also owns (as permitted by this Agreement) an undivided interest in the entirety of the Oil and Gas Interests proposed to be Transferred by the PubCo Persons (i) but such interests of the EV Persons are not a uniform undivided interest in the entirety of the applicable Oil and Gas Interests (including in any applicable leases and wells (and for example that a EV Person has non-consented a well in which a PubCo Person has participated in)), or (ii) the Transfer proposed by the PubCo Persons is an indirect Transfer (but subject to Section 5(d)), then in any such case, PubCo shall provide EnerVest notice of any such proposed Transfer. If EnerVest provides PubCo written notice of EnerVest’s desire to participate in such Transfer in respect of its interests in the applicable Oil and Gas Interests, PubCo agrees to use commercially reasonable efforts to assist the applicable EV Persons in participating in such Transfer; provided that PubCo shall not be obligated to include the interests of the EV Persons in any such Transfer. The PubCo Persons may not undertake a Transfer, in a single or series of related transactions, if the primary purpose of the same is the avoidance of this Section 5(b).

(c)    Uniform Drag-Along Right.

(i)    If one or more PubCo Persons desire to directly (but not indirectly) Transfer, in a single or series of related transactions, any Oil and Gas Interests in which one or more EV Persons also owns (as permitted by this Agreement) a uniform undivided interest in the entirety of the Oil and Gas Interests (including in any applicable leases and wells) proposed to be Transferred by the PubCo Persons (the entirety of the interests owned by the PubCo Person and the EV Person in the applicable Oil and Gas Interests, the “Drag Interests”) to a ready, willing and able Transferee in an arm’s length transaction, then PubCo may elect to provide written notice to EnerVest describing the material terms and conditions of the Transferee’s offer (including the Transferee’s identity) (such notice, the “Drag Notice” and such proposed Transfer, the “Drag-Along Transfer”) and requiring such EV Persons to sell pursuant to such Drag-Along Transfer and upon the terms and conditions set forth in the Drag Notice, up to a pro rata portion of all of the EV Persons’ interest in its Drag Interests equal to the portion of the amount the PubCo Persons propose to sell of their share of the Drag Interests (subject to the Transferee’s agreement to include the same); provided that the Drag Notice must be delivered to EnerVest at least 20 days prior to the date on which such Drag-Along Transfer is to be consummated. The PubCo Persons and the EV Persons shall sell to the proposed Transferee all the Drag Interests proposed to be Transferred by the PubCo Persons upon the same terms and conditions, individually and in the aggregate (with such modifications as necessary to reflect the differing transferring parties and their interests in the applicable Drag Interests), as those in the Drag-Along Transfer and the Drag Notice and at the time and place of the closing of the Drag-Along Transfer as provided for in the Drag Notice (subject to extension to the extent necessary to pursue any required regulatory approvals), or on such other terms and conditions and at such other time and place as the PubCo Persons, the EV Persons and the proposed Transferee shall agree in writing.

(ii)    Prior to the consummation of the Drag-Along Transfer, the applicable PubCo Persons may elect in their discretion to terminate the proposed sale of their interests in the Drag Interests in the Drag-Along Transfer (and shall not otherwise be deemed to owe any duty or responsibility to the EV Persons to proceed), in which case, the provisions under this Section 5(b) in respect of such Drag-Along Transfer shall cease.

(iii)    Upon request of the applicable PubCo Persons, the applicable EV Persons will enter into a customary confidentiality agreement with the PubCo Persons pursuant to which the EV Persons will agree to keep all information provided by the PubCo Persons or any of their representatives or Affiliates to such EV Persons related to the proposed Transfer (including the existence of such proposed Transfer) confidential.

(d)    Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 5 shall not apply in the event of any merger, business combination or other similar transaction or equity sale of PubCo.

6.    Restricted Persons; PubCo Persons.

(a)    EnerVest shall cause each of the Restricted Persons to comply with the terms and conditions of this Agreement applicable to the Restricted Persons, including Section 1 and Section 3. In addition, EnerVest shall cause each of the EV Persons to comply with the terms and conditions of this Agreement applicable to the EV Persons. EnerVest shall be responsible for any action by a Restricted Person or EV Person that would constitute a breach of any of the terms and conditions of this Agreement if such Restricted Person or EV Person, as applicable were a party to this Agreement. Concurrently with the execution and delivery of this Agreement, EnerVest has caused each Restricted Person (and will cause each Restricted Person that is formed after the Closing Date) to execute and deliver to PubCo an acknowledgement of this Agreement in the form attached hereto as Exhibit F.

(b)    PubCo shall cause each of the PubCo Persons to comply with the terms and conditions of this Agreement applicable to the PubCo Persons. PubCo shall be responsible for any action by a Pubco Person that would constitute a breach of any of the terms and conditions of this Agreement if such PubCo Person were a party to this Agreement.

7.    Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

(a)    “Acquisition Costs” shall mean the actual acquisition costs and reasonable Third Party expenses (in each case paid or payable in cash), including purchase price, lease bonuses, broker fees, abstract costs, title opinion costs, due diligence costs and reasonable attorneys’ fees, incurred by any PubCo Person or its Affiliates in acquiring the applicable Oil and Gas Interests.

(b)    “Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “Control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

(c)    “Business” shall mean any business or activity which is engaged in upstream or midstream oil and gas activities, including leasing, acquiring, exploring, producing, operating or providing services in respect of, gathering, transporting, marketing, treating or processing hydrocarbons and related products and services; but excluding, in each case, the provision of any oil field services, which shall not constitute “Business” for the purposes hereof.

(d)    “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(e)    “Closing Sale Price” of the Class A Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Class A Common Stock is traded or, if the Class A Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the last quoted bid price for the Class A Common Stock in the over-the-counter market on the relevant date, as reported by OTC Markets Group Inc. or a similar organization, or, if that bid price is not available, the fair market price of the Class A Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by PubCo for this purpose.

(f)    “EnerVest Interests” shall mean all Oil and Gas Interests owned by EnerVest or any Restricted Person located within the Market Area, including those Subject Interests acquired by EnerVest or any EV Person pursuant to Section 2.

(g)    “EV Excluded Persons” shall mean (i) Harvest Oil & Gas Corp., a Delaware corporation (“Harvest”), (ii) the Fund XIV Members and (iii) the Fund X Members.

(h)    “EV Percentage” shall mean a percentage equal to no less than 5% and no more than 10%.

(i)    “EV Person” shall mean EnerVest and any Affiliate or fund that is Controlled by EnerVest; provided that, notwithstanding anything in this Agreement to the contrary, “EV Persons” shall not include (i) any Prohibited EV Person and (ii) solely for purposes of Section 3 and Section 5, Harvest and the Fund X Members.

(j)    “Fair Market Value” shall have the meaning set forth in Exhibit D.

(k)    “Fund X Member” shall mean any of EnerVest Energy Institutional Fund X-A, EnerVest Energy Institutional Fund X-B, and EnerVest Energy Institutional Fund X-WI.

(l)    “Fund XIV Member” shall mean any of EV XIV-A, EV XIV-WIC, EV XIV-C, EV XIV-2A, and EV XIV-3A.

(m)    “Governmental Authority” shall mean any federal, state, local, municipal, tribal, or other government; any governmental, regulatory or administrative agency, commission, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

(n)    “Market Area” shall mean the following counties within the state of Texas: Atascosa; Austin; Bastrop; Bee; Brazos; Burleson; Colorado; DeWitt; Dimmit; Duval; Fayette; Frio; Goliad; Gonzales; Grimes; Karnes; La Salle; Lavaca; Lee; Live Oak; Maverick; McMullen; Milam; Montgomery; Robertson; Washington; Webb; Wilson; and Zavala.

(o)    “Midstream Interests” shall mean interests in and rights to hydrocarbon gathering, transporting, marketing, treating, processing and/or related assets.

(p)    “Oil and Gas Interests” shall mean (i) interests in and rights with respect to oil, gas and/or other hydrocarbons and oil, gas and/or other hydrocarbon leases, subleases, fee interests, fee mineral interests, mineral servitudes, royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests and all other interests of any kind or character in oil and gas (and other hydrocarbons produced or processed in association therewith) in place (collectively, the “Oil and Gas Leases”), together with any and all leasehold interests and other rights, titles and interests in and to any pooled acreage, communitized acreage or units arising on account of the Oil and Gas Leases having been pooled, communitized or unitized into such units, including any arrangement by which the consideration to acquire an Oil and Gas Lease is paid at the time of signing of such Oil and Gas Lease but such Oil and Gas Lease becomes effective only after expiration or termination of an existing lease; and (ii) Midstream Interests.

(q)    “Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority, or any other entity.

(r)    “Permitted Acquisition” shall mean the acquisition of (i) a Person owning Oil and Gas Interests located within the Market Area with an allocated value comprising less than 25% of the aggregate allocated value for such Person (in each case, determined in accordance with the allocation methodology set forth in the definitive agreements for such transaction, as long as such allocations are reasonable and made in good faith) and/or (ii) Oil and Gas Interests included in a Package Assets with an allocated value comprising less than 25% of the allocated value of the aggregate allocated value for the Oil and Gas Interests in said Package Assets (in each case, determined in accordance with the allocation methodology set forth in the definitive agreements for such transaction, as long as such allocations are reasonable and made in good faith); provided, that, in each case, following the consummation of any such acquisition, all of the Oil and Gas

Interests located within the Market Area that are so acquired by EnerVest or a Restricted Person are offered to PubCo using a procedure substantially similar to that described in Section 2(a)(i) and Section 2(a)(iii) applied mutatis mutandis.

(s)    “Prohibited EV Person” shall mean (i) any Person (other than EnerVest and its Affiliates) that is a private equity fund, hedge fund or other similar investment fund or vehicle or a general partner or other governing Person of any such Person (excluding, in each case, any passive investment funds, limited partners, pension funds, or similar investment vehicles) and (ii) any Affiliates of any Person described in clause (i) of this definition.

(t)    “Prohibited Period” shall mean the period beginning on the Closing Date and ending on the later to occur of (i) the fourth anniversary of the Closing Date and (ii) the final day of the Transition Services Period (as defined in the Services Agreement) following the Termination Effective Date (as defined in the Services Agreement).

(u)    “Qualifying Transaction” shall mean a transaction in which the consideration includes cash consideration equal to or in excess of $50,000,000.

(v)    “Restricted Person” means (i) EnerVest, (ii) EVOC, (iii) John Walker, (iv) Jud Walker, (v) EES, and (vi) each other Person (x) that is Controlled by any of the Persons listed in the foregoing clauses (i) through (v) or (y) to whom any Person listed in the foregoing clauses (i) through (v) directly or indirectly provides management, operational, advisory or other services; provided, however, that the EV Excluded Persons shall not be considered Restricted Persons for purposes of this Agreement. For purposes of this definition, EnerVest also will be deemed to include any successor entity to EnerVest, including any Person created by one or more Affiliates (other than any EV Excluded Person) or other owners of EnerVest as of the Closing Date for purposes of engaging in investment management or advisory activity, it being the intent of EnerVest and PubCo that any such successor entity to EnerVest will be included for purposes of determining all of the entities to be included in clauses (i)-(vi) above.

(w)    “Third Party” shall mean any person or entity other than an Affiliate of EnerVest or PubCo.

(x)    “Trading Day” shall mean a day during which trading in the Class A Common Stock generally occurs on the New York Stock Exchange or, if the Class A Common Stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchanges on which the Class A Common Stock is then listed or, if the Class A Common Stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which the Class A Common Stock is then listed or admitted for trading. If the Class A Common Stock is not so listed or admitted for trading, Trading Day means a business day.

(y)    “Transfer” shall mean any direct or indirect sale, assignment, or other disposition (whether by assignment, sale, farmout, merger, consolidation, sale of shares or other equity interests, or otherwise); provided that “Transfer” shall not include any mortgage, lien, pledge, charge, or other similar encumbrance.

(z)    “Wholly-Owned Subsidiary” shall mean, with respect to an entity, any subsidiary of that entity of which all of the outstanding equity interests are owned by (i) that entity, (ii) one or more of that entity’s other Wholly-Owned Subsidiaries or (iii) that entity and one or more of that entity’s other Wholly-Owned Subsidiaries.

(aa)    “Willful and Material Breach” shall mean a material breach that is a consequence of an action undertaken or failure to act by the breaching Party with the actual knowledge that the taking of such action or such failure to act would constitute a breach of this Agreement.

8.    Certain Remedies. Without limiting any rights or remedies available to PubCo or any of its Affiliates (whether arising under contract, at law or in equity), and notwithstanding anything to the contrary in this Agreement (other than Section 19 with respect to a breach or violation of such provision), if at any time EnerVest or any of the Restricted Persons has materially breached or is in material violation of any of the terms and conditions of this Agreement (including those set forth in Section 1 and Section 3; but excluding, for the avoidance of doubt, those set forth in Section 19), then (without relieving EnerVest or the Restricted Persons of their obligations under this Agreement): (a) if such breach or violation is a Willful and Material Breach, then EnerVest shall have no further rights under this Agreement, including the acquisition right in Section 2 or the right to receive shares of Class A Common Stock pursuant to Section 4; and (b) if such breach or violation is not a Willful and Material Breach, and EnerVest or the applicable Restricted Persons has not cured such breach or violation in full within thirty days following receipt of written notice from PubCo thereof, EnerVest and EES shall have no further rights under this Agreement, including the acquisition right in Section 2 or the right to receive shares of Class A Common Stock pursuant to Section 4 (it being understood that during such thirty-day period, neither EnerVest nor EES shall be entitled to receive any shares of Class A Common Stock otherwise issuable pursuant to Section 4 during such period and, if such material breach or violation is not cured, shall cease to be entitled to any such shares of Class A Common Stock).

9.    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.    Governing Law; Jurisdiction.

(a)    THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES, AND RELATIONSHIP OF THE PARTIES, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

(b)    THE PARTIES AGREE THAT THE APPROPRIATE, EXCLUSIVE, AND CONVENIENT FORUM FOR ANY DISPUTES BETWEEN ANY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE IN ANY STATE OR FEDERAL COURT IN HOUSTON, TEXAS AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING SUIT WITH RESPECT TO ANY DISPUTES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OR JURISDICTION OTHER THAN THE ABOVE SPECIFIED COURTS. NOTWITHSTANDING THE FOREGOING, THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

(c)    TO THE EXTENT THAT ANY PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION, OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN SECTION 10(b).

(d)    THE PARTIES AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.    Entire Agreement.    THIS AGREEMENT AND THE PURCHASE AGREEMENTS, COLLECTIVELY, CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF.

12.    Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties.

13.    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of a Party or their respective officers, employees, agents, or representatives and no failure by a Party to exercise any of their rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of the Parties shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

14.    Assignment. This Agreement (and the rights and obligations hereunder) may not be directly or indirectly assigned, in whole or in part (including by merger, business combination, equity sale or otherwise), by a Party without prior written consent of the other Parties; provided that PubCo shall have the right to assign this Agreement (and its rights and obligations hereunder), in whole or in part, to the Company or any of their respective Wholly-Owned Subsidiaries. In the event the non-assigning Parties consent to any such assignment, or PubCo assigns this Agreement to an Affiliate, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment.

15.    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

16.    Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party contemplated hereby are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed, the non-breaching Party, subject to the terms hereof and in addition to any remedy at law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

17.    Third-Party Beneficiaries. Each direct and indirect subsidiary of PubCo that is not a signatory to this Agreement shall be a third-party beneficiary of EnerVest’s obligations, covenants, and promises hereunder and shall be entitled to enforce such obligations, covenants, and promises as if a party hereto.

18.    Construction. Titles appearing at the beginning of any sections, subsections, and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular section, subsection, or other subdivision of or to this Agreement unless expressly so limited. The words “ “this section” and “this subsection,” and words of similar import, refer only to the section or subsection hereof in which such words occur. Wherever the words “including” and “excluding” (in their various forms) are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have the equal force and effect. All references to “$” or “Dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Closing Date. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local, or foreign law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument, or law means such agreement, instrument, or law as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of laws, by succession of comparable successor laws. If any period of days referred to in this Agreement shall end on a day that is not a business day, then the expiration of such period shall automatically be extended until the end of the first succeeding business day. References to a Person are also to its permitted successors and permitted assigns.

19.    Certain Covenants. EnerVest shall, and shall cause any of its Affiliates who hold any investments in PubCo, directly or indirectly, to, comply with its and their Organizational Documents (as defined in the Contribution Agreement) with respect to fund management fees and the transactions contemplated by the Services Agreement (and any offsets or netting of amounts payable thereunder). Notwithstanding anything in this Agreement to the contrary, a breach or violation of this Section 19 shall not alter, limit, or otherwise affect EnerVest’s right to receive shares of Class A Common Stock pursuant to Section 4.

Signature Pages Follows

IN WITNESS WHEREOF, EnerVest has caused this Agreement to be executed and effective as of the Closing Date.

ENERVEST, LTD.

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Jud Walker
Name:	Jud Walker
Title:	Executive Vice President

SIGNATURE PAGE TO

NON-COMPETITION AGREEMENT

IN WITNESS WHEREOF, PubCo has caused this Agreement to be executed and effective as of the Closing Date.

TPG PACE ENERGY HOLDINGS CORP.

By:	/s/ Eduardo Tamraz
Name:	Eduardo Tamraz
Title:	Executive Vice President of Corporate Development and Secretary

SIGNATURE PAGE TO

NON-COMPETITION AGREEMENT